Exhibit 99.1

FOR IMMEDIATE RELEASE
September 18, 2024

TEGNA Announces Mid-2025 Departure of Chief Operating Officer, Lynn Beall

Tysons, Va. – TEGNA Inc. (NYSE: TGNA) today announced that Lynn Beall, executive vice president and chief operating officer of media operations, will depart from TEGNA in mid-2025 after a significant transition period, enabling the company to benefit from her invaluable experience as it transitions to a new organizational structure.

Beall joined TEGNA (then Gannett Broadcasting) in 1988. She has held the EVP and COO position since 2017, overseeing TEGNA’s 64 stations; news and content strategy; revenue growth; and network, retransmission and affiliate relationships. Beall is currently vice chair of the National Association of Broadcasters Television Board and serves on the executive committee of the CBS Television Affiliates Association Board.

“Lynn Beall is an extraordinary leader who serves TEGNA with distinction every day. As those who know her are aware, there’s no stronger advocate and voice for our stations and partners than Lynn, and the results of her decades of service to TEGNA are unmatched,” said Mike Steib, CEO. “I’m grateful for Lynn’s invaluable expertise and perspective as we begin the important work of thoughtfully evolving TEGNA’s strategy.”

Beall said, “I am extremely proud that TEGNA has grown from 12 stations when I joined the company in 1988 to 64 stations today and that we have built a world-class team to operate the business. Over the transition period, I’ll be working with Mike and the entire TEGNA team to ensure we’re taking full advantage of opportunities to reach and serve our audiences and customers. TEGNA has a great foundation and even greater prospects ahead.”

About TEGNA

TEGNA Inc. (NYSE: TGNA) is a leading local broadcast and digital media company. With 64 television stations in 51 U.S. markets, TEGNA is the largest owner of top four network affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks True Crime Network and Quest. TEGNA offers innovative solutions to help businesses reach consumers across television, digital and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

For media inquiries, contact:

Anne Bentley
Vice President, Chief Communications Officer

703-873-6366
abentley@TEGNA.com

For investor inquiries, contact:

Julie Heskett
Senior Vice President, Chief Financial Officer

703-873-6747
investorrelations@TEGNA.com